Exhibit (h)(34)

BONDBLOXX ETF TRUST

FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of April 9, 2026, is made by and among each registrant identified on Schedule A (each, an “Acquiring Company”), each on behalf of itself and its series identified on Schedule A (if any), severally and not jointly (each, an “Acquiring Fund” and collectively, the “Acquiring Funds”), and each registrant identified on Schedule B (each, an “Acquired Company”), on behalf of itself and its series identified on Schedule B (if any), severally and not jointly (each, an “Acquired Fund” and collectively the “Acquired Funds” and together with the Acquiring Funds, the “Funds”), and Toews Asset Management, as the investment adviser to each of the Acquiring Funds identified on Schedule A.

WHEREAS, each Acquired Company and Acquiring Company is registered with the U.S. Securities and Exchange Commission (the “SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered open-end investment company, its principal underwriter (“Distributor”) or registered brokers or dealers (“Brokers”) may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1)(A) and/or Section 12(d)(1)(C) of the 1940 Act subject to compliance with the conditions of the Rule; and registered open-end investment companies, such as the Acquired Funds, as well as their Distributor and Brokers, knowingly to sell shares of the Acquired Funds to the Acquiring Funds in excess of the limits of Section 12(d)(1)(B) of the 1940 Act;

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) of the 1940 Act in reliance on the Rule; and

WHEREAS, an Acquired Fund, Distributor or Broker may, from time to time, knowingly sell shares of one or more Acquired Funds to an Acquiring Fund in excess of the limitations of Section 12(d)(1)(B) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds, and the Acquired Funds, Distributor or Brokers may sell shares of the Acquired Funds to the Acquiring Funds, may invest in the Acquired Funds in reliance on the Rule and in compliance with the additional terms of this Agreement.

1.	Terms of Investment

a.	In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

i.	In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s then-current registration statement, as amended from time to time, Rule 6c-11 under the 1940 Act and applicable exemptive relief granted by the SEC, the Acquired Fund may honor any redemption request from either (i) the participant in the clearing process through the Continuous Net Settlement System of the National Securities Clearing Corporation or (ii) the participant in The Depository Trust Company, in the case of either (i) or (ii) that has executed a participant agreement with the Acquired Fund’s distributor with respect to purchases and redemptions of creation units and that is acting as intermediary to execute the Acquiring Fund’s transaction partially or wholly in-kind (each, an “Authorized Participant”).

ii.	Timing/advance notice of redemptions. The Acquiring Fund will use reasonable efforts to spread large orders given to an Authorized Participant that reasonably are expected to result in that Authorized Participant redeeming shares from the Acquired Fund (greater than 3% of the Acquired Fund’s total outstanding shares) over multiple days or to provide advance notification of such orders to the Acquired Fund whenever practicable and consistent with the Acquiring Fund’s best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a redemption request or otherwise a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a future redemption request is submitted, if any.

iii.	Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

b.	In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule. Such fee and expense information shall be limited to that which is made publicly available by the Acquired Fund.

2.	Representations of the Acquired Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or knowing sale of shares by an Acquired Fund or its Distributor or Brokers to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff (the “Staff”) from time to time, applicable to acquired funds (as defined in the Rule); (ii) provide the Acquiring Fund on a timely basis with any updates to information previously provided under this Agreement that could materially impact the required findings made by the Acquiring Fund’s adviser under the Rule, (iii) comply with its obligations under this Agreement; and (iv) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3.	Representations of the Acquiring Funds.

a.	In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or knowing sale of shares by an Acquired Fund or its Distributor or Brokers to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to acquiring funds (as defined in the Rule); (ii) provide the Acquired Fund on a timely basis with any updates to information previously provided under this Agreement that could materially impact the required findings made by the Acquired Fund’s adviser under the Rule, (iii) comply with its obligations under this Agreement; and (iv) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

b.	Prior to the time of its investment in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A)(i) of the 1940 Act, the Acquiring Fund will notify the Acquired Fund of such investment.

c.	Notwithstanding anything herein to the contrary, any Acquiring Fund that has an “affiliated person” (as defined in the 1940 Act) that is a (i) broker-dealer, (ii) broker-dealer or bank that borrows as part of a securities lending program or (iii) futures commission merchant or swap dealer will (a) not make an investment in an Acquired Fund that causes the Acquiring Fund to hold 5% or more of such Acquired Fund’s total outstanding voting securities without prior approval from the Acquired Fund, and (b) notify the Acquired Fund if any investment by the Acquiring Fund that complied with (a) at the time of purchase now accounts for 5% or more of the Acquired Fund’s total outstanding voting securities due to routine redemption activity or other circumstances.

d.	Each Acquiring Company, on behalf of each applicable Acquiring Fund, acknowledges and agrees that each Acquiring Fund will only be entitled to receive information about an Acquired Fund that such Acquired Fund is permitted to give any of its other shareholders.

4.	Indemnification; Liability.

a.	Each Acquiring Fund agrees to hold harmless and indemnify each Acquired Fund, including any of its directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund, including any of their principals, directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by such Acquiring Fund of any provision of this Agreement or a violation or alleged violation by the Acquiring Fund of the terms and conditions of the Rule, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquiring Fund shall be liable for indemnifying any Acquired Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquired Fund to such Acquiring Fund pursuant to terms and conditions of this Agreement.

b.	Each Acquired Fund agrees to hold harmless and indemnify an Acquiring Fund, including any of its directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or Claims asserted against the Acquiring Fund, including any of its directors or trustees, officers, employees or agents, to the extent such Claims result from a violation or alleged violation by such Acquired Fund of any provision of this Agreement or a violation or alleged violation by the Acquiring Fund of the terms and conditions of the Rule, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquired Fund shall be liable for indemnifying any Acquiring Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquiring Fund to such Acquired Fund pursuant to terms and conditions of this Agreement.

c.	In any action involving the parties to this Agreement, the parties agree to look solely to the relevant Acquiring Fund(s) of the Acquiring Company or the relevant Acquired Fund(s) of the Acquired Company, as the case may be, that are involved in the matter in controversy and not to any other Acquiring Funds and/or Acquired Funds, as the case may be. Any liability of more than one of any Acquiring Company, Acquiring Fund, Acquired Company and/or Acquired Fund shall be several and not joint as between or among the relevant Acquiring Companies, Acquiring Funds, Acquired Companies and/or Acquired Funds.

5.	Notices.

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:	If to the Acquired Fund:

Northern Lights Funds Trust	Joanna Gallegos
Attn: Timothy Burdick	c/o BondBloxx Investment
c/o Ultimus Fund Solutions, LLC	Management
80 Arkay Drive, Suite 110 Hauppauge, NY 11788	700 Larkspur Landing Circle
Email: tburdick@ultimusfundsolutions.com	Suite 250
Larkspur, CA 94939
With a copy to:	Email:info@bondbloxxxetf.com

Toews Asset Management
1750 Zion Road, Suite 201
Northfield, NJ 08225-1844
Email: jgraffius@toewscorp.com

6.	Term and Termination; Assignment; Amendment.

a.	This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of this Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, this Agreement shall continue in effect until terminated pursuant to Section 6(b).

b.	This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. This Agreement may be terminated with respect to one or more Acquiring Companies, Acquiring Funds, Acquired Companies or Acquired Funds, and remain effective with respect to the remaining Acquiring Companies, Acquiring Funds, Acquired Companies or Acquired Funds subject to this Agreement. Upon termination of this Agreement with respect to an Acquiring Fund, the Acquiring Fund may not purchase additional shares of any Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

c.	This Agreement may not be assigned by either party without the prior written consent of the other. In the event a party assigns this Agreement to a third party as provided in this Section, such permitted third party shall be deemed to make the representations, warranties and covenants in this Agreement applicable to the assigning party and be bound by the acknowledgements and agreements of this Agreement applicable to the assigning party.

d.	Other than as set forth in Section 7 below and with respect to notice information, this Agreement may be amended only by a writing that is signed by each party.

7.	Additional Acquiring Companies and Acquired Companies; Additional Acquiring Funds and Acquired Funds.

a.	In the event that any investment company in addition to those listed on Schedule A and Schedule B hereto desires to become a party to this Agreement, it shall notify the other parties in writing, and, if the other parties agree in writing, such investment company (and any of its series requested to become subject to this Agreement) shall become an Acquiring Company or Acquired Company hereunder, and such Acquiring Company or Acquired Company, and its requested Acquiring Fund(s) or Acquired Fund(s), respectively, shall be bound by all terms and conditions and provisions hereof including, without limitation, the representations and warranties set forth herein, and Schedule A or Schedule B, as appropriate, shall be amended accordingly.

b.	In the event that an Acquiring Company or an Acquired Company wishes to include one or more of its series in addition to those listed on Schedule A or Schedule B, respectively (to the extent such schedule does not already encompass future series), the relevant party shall notify the other parties in writing, and, if the other parties agree in writing, such series shall become Acquiring Fund(s) or Acquired Fund(s) hereunder, and the Acquiring Company or Acquired Company, as the case may be, on behalf of its relevant series being added as Acquiring Fund(s) or Acquired Fund(s), respectively, shall be bound by all terms and conditions and provisions hereof including, without limitation, the representations and warranties set forth herein, and Schedule A or Schedule B, as appropriate, shall be amended accordingly.

8.	Miscellaneous.

a.	All representations, warranties, covenants, acknowledgements or other agreements set forth in this Agreement made by an Acquiring Fund or an Acquired Fund, shall be considered to be made by the relevant Acquiring Company, on behalf of the Acquiring Fund, or the relevant Acquired Fund, on behalf of the Acquiring Fund, respectively.

b.	Except as expressly set forth herein, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

c.	If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and enforceable to the fullest extent permitted by applicable law.

d.	The parties agree that no director/trustee, officer, employee, agent or shareholder of a Fund shall have any personal liability under this Agreement and that this Agreement is binding only upon the assets and property of the applicable Funds.

e.	This Agreement will be governed by the laws of the State of New York without regard to any conflicts of law principles.

f.	This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous written or oral agreements, understandings and negotiations.

g.	This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BondBloxx ETF Trust on behalf of itself and of each of the Acquired Funds listed on Schedule B

Name of Authorized Signer (Print): Karen Keyser

Signature:	/s/ Karen Keyser

Title:	Secretary, BondBloxx ETF Trust

Northern Lights Funds Trust on behalf of itself and of the Acquiring Funds listed on Schedule A

Name of Authorized Signer (Print): Timothy Burdick

Signature:	/s/ Timothy Burdick

Title:	Vice President

Toews Asset Management as the investment adviser to each of the Acquiring Funds listed on Schedule A

Name of Authorized Signer (Print): Jason Graffius

Signature:	/s/ Jason Graffius

Title:	Chief Operating & Financial Officer

SCHEDULE A

List of Funds to Which the Agreement Applies: Acquiring Company and Acquiring Funds

Northern Lights Fund Trust

●	Toews Agility Shares Dynamic Tactical Income ETF

Sch. A-1

SCHEDULE B

List of Funds to Which the Agreement Applies: Acquired Company and Acquired Funds

BondBloxx ETF Trust

●	BondBloxx USD High Yield Bond Consumer Cyclicals Sector ETF
●	BondBloxx USD High Yield Bond Consumer Non-Cyclicals Sector ETF
●	BondBloxx USD High Yield Bond Energy Sector ETF
●	BondBloxx USD High Yield Bond Financial Sector ETF
●	BondBloxx USD High Yield Bond Healthcare Sector ETF
●	BondBloxx USD High Yield Bond Industrials Sector ETF
●	BondBloxx USD High Yield Bond Telecom Media & Technology Sector ETF
●	BondBloxx BB Rated USD High Yield Corporate Bond ETF
●	BondBloxx B Rated USD High Yield Corporate Bond ETF
●	BondBloxx CCC Rated USD High Yield Corporate Bond ETF
●	BondBloxx JP Morgan USD Emerging Markets 1-10 Year Bond ETF
●	BondBloxx Bloomberg Six Month Target Duration US Treasury ETF
●	BondBloxx Bloomberg One Year Target Duration US Treasury ETF
●	BondBloxx Bloomberg Two Year Target Duration US Treasury ETF
●	BondBloxx Bloomberg Three Year Target Duration US Treasury ETF
●	BondBloxx Bloomberg Five Year Target Duration US Treasury ETF
●	BondBloxx Bloomberg Seven Year Target Duration US Treasury ETF
●	BondBloxx Bloomberg Ten Year Target Duration US Treasury ETF
●	BondBloxx Bloomberg Twenty Year Target Duration US Treasury ETF
●	BondBloxx BBB Rated 1-5 Year Corporate Bond ETF
●	BondBloxx BBB Rated 5-10 Year Corporate Bond ETF
●	BondBloxx BBB Rated 10+ Year Corporate Bond ETF
●	BondBloxx IR+M Tax-Aware Short Duration ETF
●	BondBloxx IR+M Tax-Aware Intermediate Duration ETF
●	BondBloxx IR+M Tax-Aware ETF for Massachusetts Residents
●	BondBloxx Private Credit CLO ETF

Sch. B-1